Exhibit 99.1

FOR IMMEDIATE RELEASE
Wednesday, March 7, 2007
1511 N. Westshore Blvd., Suite 900
Tampa, Florida 33607
(813) 830-7700
www.ablest.com
SYMBOL: AIH
TRADED: AMEX

ABLEST ANNOUNCES 2006 OPERATING RESULTS
     TAMPA, FL., Mar. 7 — Ablest Inc. (Amex: AIH) today announced that revenue for the fifty-three week 2006 fiscal year increased 2.4 percent to $140.8 million from $137.5 million in the corresponding fifty-two week prior fiscal year. Operating income for the fiscal year 2006 was $2.4 million as compared to operating income of $3.1 million for the similar period last year, a decrease of 21.1 percent. For the fifty-three week fiscal year ended December 31, 2006, the company reported net income of $1.3 million or $0.45 per diluted share compared to net income of $536,000 or $0.18 per diluted share for the fifty-two week fiscal year ended December 25, 2005. In the fourth quarter of 2005, the company recorded a $1.2 million income tax adjustment relating to an Internal Revenue Service audit of its previously filed 2001 tax return.
     Revenues for the fiscal fourth quarter ended December 31, 2006 decreased 7.95 percent to $35.9 million from revenue of $39.0 million in the fiscal fourth quarter of 2005. Operating income for the fiscal fourth quarter ended December 31, 2006 decreased 34.6 percent to $747,000 compared to $1.1 million in the corresponding quarter of 2005. Net income was $310,000 or $0.10 per diluted share, compared to a net loss of $669,000 or $0.23 per diluted share for the similar period last year.
     Kurt R. Moore, president and chief executive officer, said, “Revenue was impacted by slowdowns in the homebuilding, furniture and consumer products markets. Net income reflected increased selling, general and administrative expenses from new commercial branch offices, and deployment of new front and back-office computer systems. Although the revenue trend experienced in the fourth quarter of 2006 is continuing in the first quarter of 2007, we are confident investments in new branches and technology will yield improved results as 2007 progresses.”
     With respect to the ongoing deliberations of the Special Committee of the Board of Directors formed on January 18, 2007, Richard W. Roberson, the Chairman of the Special Committee, said, “The Special Committee continues to evaluate the buyout proposal received from a group led by members of senior management, as well as other strategic alternatives for the company. The committee is also evaluating an indication of interest received from a potential third-party acquirer.” Mr. Roberson stated, “The Special Committee currently does not intend to make any further public announcements regarding its review of possible strategic alternatives until its evaluation process has been completed,” adding that, “no assurances can be given as to whether any particular strategic alternatives will be pursued or implemented.”
     Ablest Inc. provides its clients with staffing solutions, managed services and vendor-on-premise (VOP) programs. Staffing solutions include clerical, industrial and information technology personnel provided through Ablest Staffing Services and Ablest Technology Services. Ablest supplies more than 35,000 field employees and consultants to approximately 2,000 businesses annually through 61 locations in the Eastern and Southwestern United States.
     Statements made in this news release, other than those concerning historical information, should be considered forward-looking and are subject to certain risks and uncertainties which could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, negative developments with significant customers, new regulations, loss of key personnel or any significant economic downturn, as well other risks and uncertainties disclosed from time to time in the Company’s periodic reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission.
MORE...

PAGE 2 / ABLEST ANNOUNCES 2006 OPERATING RESULTS
ABLEST INC.
Condensed Statements of Operations
(Amounts in thousands except share and per share amounts)
(Unaudited)

	Thirteen		Fifty-Three	Fifty-Two
	Week		Week	Week
	Periods Ended		Period Ended	Period Ended
	Dec 31, 2006	Dec 25, 2005	Dec 31, 2006	Dec 25, 2005

Net service revenues	$35,888	$38,998	$140,764	$137,457
Cost of services	29,684	32,497	116,326	114,471

Gross profit	6,204	6,501	24,438	22,986

Selling, general and administrative expenses	5,457	5,358	22,002	19,899

Operating income	747	1,143	2,436	3,087

Other:
Interest income, net	7	(7)	29	(7)
Miscellaneous income (expense), net	1	—	22	(2)

Other income (expense)	8	(7)	51	(9)

Income from continuing operations before income taxes	755	1,136	2,487	3,078

Income tax expense	445	1,805	1,148	2,542

Net income	$310	$(669)	$1,339	$536

Basic net income per common share	$0.11	$(0.23)	$0.47	$0.19

Diluted net income per common share	$0.10	$(0.23)	$0.45	$0.18

Weighted average number of common shares in computing net income per common share
Basic	2,873,134	2,863,133	2,877,546	2,861,097

Diluted	2,962,096	2,929,657	2,959,968	2,922,981

MORE...

PAGE 3 / ABLEST ANNOUNCES 2006 OPERATING RESULTS
ABLEST INC.
Condensed Balance Sheets
(Amounts in thousands except share and per share amounts)
(Unaudited)

	December 31, 2006	December 25, 2005
ASSETS
CURRENT ASSETS
Cash	$3,040	$1,931
Accounts receivable, net	17,564	18,760
Prepaid expenses and other current assets	439	469
Current deferred tax asset	1,213	1,246

Total current assets	22,256	22,406

Property, plant and equipment, net	3,259	1,732
Deferred tax asset	702	863
Goodwill	1,283	1,283
Other assets	64	171

Total assets	$27,564	$26,455

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$375	$790
Income taxes payable	296	51
Accrued insurance	2,965	2,536
Accrued wages	1,995	2,738
Other current liabilities	566	514

Total current liabilities	6,197	6,629

Other liabilities	261	432

Total liabilities	6,458	7,061

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock of $.05 par value; 500,000 shares authorized, none issued or outstanding at December 31, 2006 and December 25, 2005	—	—
Common stock of $.05 par value; 7,500,000 shares authorized, 3,385,153 and 3,346,877 shares issued and outstanding including shares held in treasury at December 31, 2006 and December 25, 2005, respectively	169	167
Additional paid-in capital	5,636	5,265
Retained earnings	17,411	16,072
Treasury stock at cost; 457,729 shares held at December 31, 2006 and December 25, 2005	(2,110)	(2,110)

Total stockholders’ equity	21,106	19,394

Total liabilities and stockholders’ equity	$27,564	$26,455

#####

SOURCE:	Ablest Inc.
CONTACT:	John Horan, Vice President and Chief Financial Officer
813-830-7700 or jhoran@ablest.com/